Exhibit (a)(1)(I)

FORM OF NOTICE CONFIRMING RECEIPT OF WITHDRAWAL FORM

Thank you for submitting your Withdrawal Form. Your withdrawal has been received and recorded as follows:

[Option 1]

You have elected to WITHDRAW your previous election to participate in the Option Exchange with respect to all of your Eligible Options.

[Option 2]

You have elected to WITHDRAW, on a grant-by-grant basis, your previous election to participate in the Option Exchange with respect to the following (but not all) Eligible Options:

ID Number	Grant Date	Exercise Price	Expiration Date	Shares Subject to Option

Except as set forth above, your previous election, as set forth in your previously submitted Election Form, remains in full force and effect.

You may change your mind with respect to the withdrawal confirmed hereby and may re-elect to exchange some or all of your Eligible Options by submitting a new Election Form by the deadline on the Offer Expiration Date. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form we receive before 9:00 p.m. on the Offer Expiration Date.

We recommend you print this notice and retain it for your records.